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                                                                   Exhibit 10.15





       3650 MANSELL ROAD                            100 WILSHIRE BOULEVARD
           SUITE 135                                      SUITE 1755
      ALPHARETTA, GA 30022                          SANTA MONICA, CA 90401
       VOICE: 678.722.2300                            VOICE: 310.899.2085
       FAX: 678.722.2323                               FAX: 678.722.2323


May 27, 2003


Mr. Steven Kriegsman
Chief Executive Officer
CytRx Corporation
11726 San Vicente Boulevard
Suite 650
Los Angeles, CA 90049

          Re:  Engagement Letter

Dear Steven:

     Cardinal Securities, LLC ("we" or "CS") is pleased to act as a financial advisor and placement agent for CytRx Corporation ("CytRx Corporation" or the "Company") in connection with the Company's proposed private placement in a "PIPE" transaction involving the sale of securities to institutional investors (the "Offering"). The Company has entered into an engagement letter with Cappello Capital Corp. ("Cappello") under which Cappello is to serve as the Company's exclusive placement agent for any financing transaction, including the Offering. Cappello has agreed to our participation in the Offering on the terms set forth herein. We look forward to working with the Company.

     1.   The Offering.

     (a) The Company currently anticipates raising up to USD$6 million in the Offering. The actual terms of the Offering will depend on market conditions, and will be subject to negotiation among the Company, Cappello, CS and prospective investors; provided, however, that all terms must be acceptable to the Company in its sole and absolute discretion.

     (b) Although we cannot guarantee CytRx Corporation that we will be able to raise new capital, we will conduct the offering on a best efforts basis. We will offer the Company's securities in the Offering only to those investors listed in Exhibit A hereto and any other investors that Cappello and the Company in their sole discretion jointly agree to in writing (collectively, the "CS Investors"). The Company will have no obligation to accept any subscription from any proposed investor in the Offering or any minimum aggregate amount of subscriptions from CS Investors.

     2.   Fees

     (a) Concurrently with the consummation of the Offering, the Company will pay a total cash fee equal to 11.25% of the gross proceeds received from the sale of securities to the CS Investors, with a cash fee equal to 3.75% of such gross


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          proceeds to be paid to CS and a cash fee equal to 7.5% of such gross proceeds to be paid to Cappello.

     (b) The Company shall also grant to CS, a warrant, which entitles CS to purchase a number of shares of common stock equal to 3 1/2% of the number of shares of common stock purchased by the CS Investors in the Offering (the "CS Warrants"), which shall be in addition to the warrants to be issued to Cappello with respect to the shares purchased by the CS Investors for an amount of shares equal to 10% of the number of shares of common stock purchased by the CS Investors in the Offering. The CS Warrants shall be delivered at the closing of the Offering ("Initial Closing Date"), registered on the CS Investor's Registration Statement, and shall be exercisable any time until the tenth (10th) anniversary of the Initial Closing Date hereof at one hundred percent (100%) of the initial exercise price of the warrants issued to the CS Investors in the Offering, and shall provide for cashless exercise provisions.

     (c) The payment of cash and warrant fees to CS and Cappello shall be disclosed in writing to the CS Investors.

     (d) If the Company consummates a financing transaction within two years after the expiration date of this Agreement with any CS Investors, the Company shall pay CS concurrently with the consummation of that financing the cash fee of 3.75% of gross proceeds provided by the CS Investors in such financing, as described in Section 2(a), and shall issue CS warrants to purchase shares of common stock equal to 3.5% of the number of shares of common stock purchased by the CS Investors in such financing, as described in Section 2(b).

     3.   Representations and Warranties.

     (a) The Company hereby authorizes CS to transmit to the prospective purchasers of the securities copies of the Company's most recent filings with the Securities and Exchange Commission, together with summary materials, if any, approved by the Company.

     (b) You agree that CytRx Corporation will enter into subscription, registration rights and other customary agreements, and that your counsel will supply an opinion letter on the transaction in form and substance reasonably acceptable to, and addressed to, us and the investors.

     (c) The Company further agrees that we may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with investors in the offering.

     (d) CS represents that the only persons to which it has offered the Company's securities during the past six months are listed in Exhibit B hereto.


     4. Indemnification, Contribution, Confidentiality and Expenses. The Company shall be solely responsible for, and hold harmless and indemnify CS (including its successors, officers, directors, shareholders, employees, agents and representatives) from and against, all losses, claims, damages, liabilities, and expenses (including any and all reasonable expenses and attorneys fees incurred in investigating, preparing or defending against any litigation or proceeding, commenced or threatened, or any claim whatsoever whether or not resulting in any liability) in connection with CS's services to the Company, unless such loss, claim, damage, liability or expense results from the willful misconduct or gross negligence of CS or its employees or agents. CS shall maintain the confidentiality and shall not disclose to any CS


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Investor or other third party any confidential information supplied to it by the
Company. The Company shall reimburse CS for up to $1,000 of out-of-pocket expenses for due diligence, etc.


     5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and CS agree that any dispute concerning this Agreement shall be resolved through binding arbitration before the NASD pursuant to its arbitration rules.

     6. Announcement of Offering. If the Offering is consummated, CS may, at its expense, place an announcement in such newspapers and periodicals as CS may desire, provided that the contents of the announcement accurately reflects the Company's relationship with Cappello and Cappello's participation in the Offering and is disclosed in writing to the Company prior to its publication.

     7. Advice to the Board. The Company acknowledges that any advice given by us to you is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent.

     8. Attorneys' Fees. If either party hereto commences any action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys' fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to final judgment.

     9. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

     We look forward to working with you toward the successful conclusion of this engagement, and developing a long-term relationship with the Company.

Very truly yours,

CARDINAL SECURITIES, LLC


By:    /s/ Scott F. Koch
      --------------------------------------
       Scott F. Koch
       Senior Managing Director

Confirmed and accepted as of
this       day of May 2003:
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CYTRX CORPORATION


By:   /s/ Steven Kriegsman
      --------------------------------------
       Steven Kriegsman
       Chief Executive Officer